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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2019 FINANCIAL RESULTS

•	Sales of $373 million, up 1% from last year; Organic Sales down 1%

•	Operating Margin of 18.1%; Up 170 bps from last year’s Adjusted Operating Margin of 16.4%

•	GAAP EPS of $0.89; up 14% versus last year’s Adjusted EPS of $0.78

•	Expectation of Flat 2019 Sales Growth; Organic Sales Down Low-Single Digits

•	2019 Adjusted Net Income Estimate of $3.18 to $3.23 per Share; Down 1% to Flat Compared to 2018 Adjusted Net Income of $3.22 per Share

BRISTOL, Conn., October 25, 2019 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the third quarter of 2019.
“The global industrial environment remains challenging across a number of fronts, requiring our management team to leverage our strengths in innovation, adapting our business approach, and managing our cost structure to effectively compete. This will allow Barnes Group’s transformed portfolio to maximize opportunities irrespective of market conditions,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Continuing strength in our Aerospace business led to another record quarter of segment revenue and operating profit, as both new manufacturing and aftermarket experienced excellent growth. Our content on key strategic programs continues to translate into current performance and positions us very well for the future. At Industrial, despite end market weakness, proactive management actions and leveraging of the Barnes Enterprise System have allowed for sequential and year-over-year improvement in operating margin,” added Dempsey

Third Quarter 2019 Highlights
Net sales of $373 million in the third quarter were up 1% from $370 million in the prior year period, with organic sales (1) declining 1%. Acquisition sales contributed 4%, while foreign exchange negatively impacted sales by 2%. Operating income was $67.6 million, up 12% from an adjusted $60.6 million in the third quarter of 2018. Operating margin was 18.1%, up 170 bps versus an adjusted operating margin of 16.4% in the prior year period.
Interest expense increased $1.3 million, or 32%, to $5.3 million as a result of higher average borrowings due to the Gimatic acquisition, partially offset by a lower average interest rate.
The Company’s effective tax rate was 23.4% for the third quarter of 2019 compared with 25.6% for the prior year period largely due to a benefit of a foreign tax holiday which was granted in December 2018.

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Net income was $45.8 million, or $0.89 per diluted share, compared to $39.1 million, or $0.75 per diluted share, a year ago. Net income per share was up 14% from an adjusted $0.78 a year ago. Third quarter 2018 adjusted net income per share excludes $0.02 of Industrial Gas Springs (IGS) short-term purchase accounting adjustments and $0.01 of acquisition transaction costs, both in the Industrial Segment.
Year-to-date cash provided by operating activities was $161.3 million versus $158.0 million in the prior year period. In the third quarter, the Company made a discretionary $15 million pension contribution which reduced 2019 year-to-date operating cash flow. Free cash flow was $123.6 million compared to $117.8 million last year. Capital expenditures were $37.7 million, down $2.4 million from a year ago.

Segment Performance

Industrial
Third quarter sales were $231.7 million, down 5% from $244.1 million in the prior year period. Organic sales decreased approximately 8% primarily related to lingering softness due to trade uncertainties and slowing global economies. Unfavorable foreign exchange decreased sales by $7.0 million, or 3%, while acquisition revenues from IGS and Gimatic contributed $13.6 million, or 6%.

Operating profit in the third quarter was $34.8 million, up 5% from $33.3 million in the prior year period. Excluding IGS short-term purchase accounting adjustments and acquisition transaction costs in the prior year quarter, operating profit was approximately the same as an adjusted $34.9 million a year ago. Operating margin was 15.0%, up 70 bps from an adjusted 14.3% last year, primarily driven by favorable productivity.

Aerospace
Third quarter 2019 sales were $140.9 million, up 12% from $125.7 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 10% due to the ramping of new engine programs while aftermarket sales increased 17% from continuing strength in maintenance, repair and overhaul, and spare parts sales.

Operating profit was $32.7 million for the third quarter of 2019, up 27% from $25.7 million in the prior year period, primarily reflecting the profit impact of higher sales volumes. Operating margin of 23.2% was up 270 bps from 20.5% a year ago.

Aerospace OEM backlog ended the third quarter at $810 million, up 2% from the end of the second quarter of 2019. The Company expects to ship approximately 50% of this backlog over the next 12 months.

Updated 2019 Outlook

Barnes Group now expects flat 2019 total revenue growth, with an organic sales decline of low-single digits, down from our prior expectation of slightly positive organic growth. Foreign exchange is anticipated to negatively impact revenues by approximately 2% for the year, while acquisition revenues are forecasted to provide 4%. Adjusted operating margin is forecasted to be approximately 16.0%, on the high end of our prior expectation. Earnings are now expected to be in the range of $3.10 to $3.15 per diluted share, down from the high end of our prior expectation of $3.10 to $3.20 per diluted share. On an adjusted basis, excluding approximately $0.08 of Gimatic short term purchase accounting adjustments, earnings per share are now expected to be $3.18 to $3.23, down 1% to flat from 2018’s adjusted earnings of $3.22 per share. Further, the Company expects capital expenditures of approximately $55 million and

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cash conversion of approximately 100% of net income. The effective tax rate for 2019 is expected to be approximately 23.5%.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss third quarter 2019 results at 8:30 a.m. ET today, October 25, 2019. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 1596844. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, October 25, 2019 until 11:59 p.m. (ET) on Friday, November 1, 2019, by dialing (416) 621-4642; Conference ID 1596844.
Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions, including any potential adverse effects associated with a U.S. government shutdown; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, including the ongoing impact of the acquisition of Gimatic S.r.l., including integration efforts; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; product liabilities; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; government tariffs, trade agreements and trade policies; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in

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the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net sales	$372,587	$369,797	0.8	$1,120,947	$1,111,772	0.8

Cost of sales	234,421	236,880	(1.0)	717,370	711,622	0.8
Selling and administrative expenses	70,581	73,854	(4.4)	228,385	220,575	3.5
	305,002	310,734	(1.8)	945,755	932,197	1.5
Operating income	67,585	59,063	14.4	175,192	179,575	(2.4)

Operating margin	18.1%	16.0%		15.6%	16.2%

Interest expense	5,344	4,054	31.8	15,856	12,078	31.3
Other expense (income), net	2,524	2,447	3.1	6,043	5,157	17.2
Income before income taxes	59,717	52,562	13.6	153,293	162,340	(5.6)
Income taxes	13,948	13,453	3.7	35,916	34,983	2.7
Net income	$45,769	$39,109	17.0	$117,377	$127,357	(7.8)

Common dividends	$8,111	$8,201	(1.1)	$24,414	$23,996	1.7

Per common share:
Net income:
Basic	$0.90	$0.76	18.4	$2.29	$2.42	(5.4)
Diluted	0.89	0.75	18.7	2.27	2.40	(5.4)
Dividends	0.16	0.16	—	0.48	0.46	4.3

Weighted average common shares outstanding:
Basic	50,926,521	51,569,764	(1.2)	51,276,801	52,555,130	(2.4)
Diluted	51,230,845	52,080,676	(1.6)	51,718,574	53,091,468	(2.6)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2019	2018	% Change		2019	2018	% Change
Net sales
Industrial	$231,688	$244,133	(5.1)		$707,594	$739,677	(4.3)
Aerospace	140,899	125,665	12.1		413,353	372,102	11.1
Intersegment sales	—	(1)			—	(7)
Total net sales	$372,587	$369,797	0.8		$1,120,947	$1,111,772	0.8

Operating profit
Industrial	$34,836	$33,329	4.5		$83,785	$104,004	(19.4)
Aerospace	32,749	25,734	27.3		91,407	75,571	21.0
Total operating profit	$67,585	$59,063	14.4		$175,192	$179,575	(2.4)

Operating margin			Change				Change
Industrial	15.0%	13.7%	130	bps.	11.8%	14.1%	(230)	bps.
Aerospace	23.2%	20.5%	270	bps.	22.1%	20.3%	180	bps.
Total operating margin	18.1%	16.0%	210	bps.	15.6%	16.2%	(60)	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$80,468	$100,719
Accounts receivable	370,052	382,253
Inventories	254,478	265,990
Prepaid expenses and other current assets	67,408	57,184
Total current assets	772,406	806,146

Deferred income taxes	16,302	20,474
Property, plant and equipment, net	363,585	370,531
Goodwill	922,608	955,524
Other intangible assets, net	583,328	636,538
Other assets	49,685	19,757
Total assets	$2,707,914	$2,808,970

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$18,520	$2,137
Accounts payable	122,066	143,419
Accrued liabilities	204,694	206,782
Long-term debt - current	1,724	5,522
Total current liabilities	347,004	357,860

Long-term debt	856,082	936,357
Accrued retirement benefits	81,897	104,302
Deferred income taxes	94,929	106,559
Long-term tax liability	66,012	72,961
Other liabilities	51,292	27,875

Total stockholders' equity	1,210,698	1,203,056
Total liabilities and stockholders' equity	$2,707,914	$2,808,970

Notes:
(1) The Company adopted the amended standard related to accounting for leases in the first quarter of 2019.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2019	2018
Operating activities:
Net income	$117,377	$127,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,692	70,405
Loss on disposition of property, plant and equipment	35	124
Stock compensation expense	9,740	8,850
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	9,741	(12,136)
Inventories	6,145	(24,525)
Prepaid expenses and other current assets	(12,494)	(7,186)
Accounts payable	(19,541)	4,824
Accrued liabilities	(216)	9,765
Deferred income taxes	(2,617)	(13,758)
Long-term retirement benefits	(16,862)	544
Long-term tax liability	(6,949)	(7,465)
Other	1,298	1,162
Net cash provided by operating activities	161,349	157,961

Investing activities:
Proceeds from disposition of property, plant and equipment	233	491
Capital expenditures	(37,722)	(40,168)
Business acquisitions, net of cash acquired	(6,061)	(30,837)
Revenue Sharing Program payments	—	(5,800)
Other	—	(1,000)
Net cash used by investing activities	(43,550)	(77,314)

Financing activities:
Net change in other borrowings	16,415	(5,542)
Payments on long-term debt	(290,593)	(381,887)
Proceeds from the issuance of long-term debt	230,625	414,989
Proceeds from the issuance of common stock	2,458	721
Common stock repurchases	(50,347)	(138,275)
Dividends paid	(24,414)	(23,996)
Withholding taxes paid on stock issuances	(5,913)	(5,149)
Other	(13,034)	(3,598)
Net cash used by financing activities	(134,803)	(142,737)

Effect of exchange rate changes on cash flows	(3,247)	(3,813)
Decrease in cash and cash equivalents	(20,251)	(65,903)

Cash and cash equivalents at beginning of period	100,719	145,290
Cash and cash equivalents at end of period	$80,468	$79,387

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2019	2018
Free cash flow:
Net cash provided by operating activities	$161,349	$157,961
Capital expenditures	(37,722)	(40,168)
Free cash flow (1)	$123,627	$117,793

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2019	2018	% Change		2019		2018	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$34,836	$33,329	4.5		$83,785		$104,004	(19.4)
IGS short-term purchase accounting adjustments	—	1,160			—		1,160
Acquisition transaction costs	—	366			—		366
Gimatic short-term purchase accounting adjustments	—	—			5,373		—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$34,836	$34,855	(0.1)		$89,158		$105,530	(15.5)

Operating Margin - Industrial Segment (GAAP)	15.0%	13.7%	130	bps.	11.8%		14.1%	(230)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	15.0%	14.3%	70	bps.	12.6%		14.3%	(170)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$67,585	$59,063	14.4		$175,192		$179,575	(2.4)
IGS short-term purchase accounting adjustments	—	1,160			—		1,160
Acquisition transaction costs	—	366			—		366
Gimatic short-term purchase accounting adjustments	—	—			5,373		—
Operating Income as adjusted (Non-GAAP) (1)	$67,585	$60,589	11.5		$180,565		$181,101	(0.3)

Operating Margin (GAAP)	18.1%	16.0%	210	bps.	15.6%		16.2%	(60)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	18.1%	16.4%	170	bps.	16.1%		16.3%	(20)	bps.

Diluted Net Income per Share (GAAP)	$0.89	$0.75	18.7		$2.27		$2.40	(5.4)
Effects of U.S. tax reform	—	—			—		(0.03)
IGS short-term purchase accounting adjustments	—	0.02			—		0.02
Acquisition transaction costs	—	0.01			—		0.01
Gimatic short-term purchase accounting adjustments	—	—			0.08		—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.89	$0.78	14.1		$2.35		$2.40	(2.1)

	Full-Year 2018				Full-Year 2019 Outlook
Diluted Net Income per Share (GAAP)	$3.15				$3.10	to	$3.15
Effects of U.S. tax reform	(0.05)
IGS short-term purchase accounting adjustments	0.04
Gimatic short-term purchase accounting adjustments	0.04					0.08
Acquisition transaction costs	0.04
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$3.22				$3.18	to	$3.23

Notes:
(1) The Company has excluded short-term purchase accounting adjustments related to its Gimatic acquisition from its “as adjusted” financial measurements for 2019. The Company has excluded the following from its "as adjusted" financial measurements for 2018: 1) $2,613 of adjustments made in 2018 to reduce the tax expense recorded in December 2017 related to the U.S. tax reform (commonly referred to as the Tax Cuts and Jobs Act), 2) short-term purchase accounting adjustments related to its Industrial Gas Springs (IGS) and Gimatic acquisitions and 3) transaction costs related to the IGS and Gimatic acquisitions. The tax effects of these items, excluding the effects of U.S. tax reform which impacted tax expense directly, were calculated based on the respective tax jurisdiction of each item. In 2018, the tax effect on the acquisition transaction costs, based on the countries in which such costs originated, approximated 2% as the majority of these costs are not expected to be deductible. The remaining items include tax effects that range from approximately 22% to 27%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.